Exhibit 99.2

Target Audience: Street Holders

ACTION REQUESTED - The Monogram Technologies 2025 Special Meeting of Stockholders to approve the acquisition by Zimmer Biomet, is scheduled for September 30th. Please call (888) 785-6673 now to vote your shares.